 Exhibit (d)(1)
PROTECTIVE LIFE INSURANCE COMPANY
A Stock Company; Domiciled in Tennessee www.protective.com
P. O. Box 2606; Birmingham, Alabama 35202; (800) 866-9933

VARIABLE  LIFE  INSURANCE  POLICY

INSURED:
[JOHN DOE]
POLICY NUMBER:
[SPECIMEN]

This is a legal contract (the "Policy") between the Owner (also referred to as "you" or "your") and Protective Life Insurance Company (also referred to  as  "the  Company",  "we", "us", or "our"). Please read it carefully.

This is an Individual Flexible  Premium  Variable  Life  Insurance  Policy  ("Policy").  This  Policy provides a Death Benefit.

THE OWNER HAS THE RIGHT TO RETURN THIS POLICY. The Owner may cancel this Policy after receipt by returning the Policy to the Company's Home Office, or to any Agent of the Company, with a written request  for  cancellation  within  thirty  (30)  days  after  receipt.  Return  of  this Policy by mail is effective on actual receipt by  the  Company.  The  returned  Policy  will  be  treated as if it had never been issued. The Company will promptly refund an amount equal to     the greater of: (a) all the premiums paid or (b) the sum of the value of the amounts allocated  to the Fixed Account, including any interest credited, accumulated to the date that this Policy is returned to the Company, and the value of the amounts allocated to the Sub-Accounts, adjusted   to reflect their net investment experience to the  end  of  the  valuation  period  in  which  the  Policy is returned to the Company.

/SIGNATURE/
/PRINTED NAME/
/SIGNATURE/
/PRINTED NAME/

President
Secretary

THE POLICY VALUES, THE AMOUNT OF THE DEATH BENEFIT PROVIDED IN THIS CONTRACT, OR THE DURATION OF THE INSURANCE COVERAGE, MAY BE FIXED OR VARIABLE WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT, MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE FLUCTUATIONS IN THE NET INVESTMENT FACTOR, AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNTS. THERE IS NO GUARANTEED MINIMUM FOR THE PORTION OF THE POLICY VALUE IN THE SUB-ACCOUNTS. PLEASE REFER TO THE VARIABLE ACCOUNT SECTION OF THIS POLICY FOR MORE INFORMATION REGARDING THE VARIABLE ACCOUNT. PLEASE REFER TO THE DEATH BENEFIT SECTION OF THIS POLICY FOR A DESCRIPTION OF THE DEATH BENEFIT.

READ  THE  CONTRACT  CAREFULLY
THIS POLICY IS A LEGAL CONTRACT BETWEEN THE OWNER AND THE COMPANY
INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY NON-PARTICIPATING - DOES NOT PAY DIVIDENDS

TABLE  OF  CONTENTS

POLICY SCHEDULE - GENERAL INFORMATION
S1

TERMS  USED  IN THIS POLICY
1 GENERAL PROVISIONS
3
PREMIUMS
5 DETERMINING  FIXED ACCOUNT VALUES
7 DETERMINING  VARIABLE ACCOUNT VALUES
7
ADDITIONAL  PROVISIONS  FOR DETERMINING VALUES
10

ACCESSING  POLICY VALUES
12

DEATH BENEFIT
14 CHANGING THE POLICY
16

TERMS USED IN THIS POLICY

The terms below have specific meaning associated with them each time they are used in this Policy.  Other terms may be defined elsewhere in this Policy and will have that meaning each time they are used in this Policy.

Administrative Office: The location where administrative services for this Policy are performed.

Age: The Insured's age as of the nearest birthday on the Policy Effective Date plus the number of complete Policy Years since the Policy Effective Date.

Beneficiary: The primary Beneficiary(ies) is the person(s) or class of persons designated to receive the proceeds of this Policy upon the death of the Insured. You may designate a contingent Beneficiary(ies) to receive the proceeds if there is no primary Beneficiary(ies) living at the time of the Insured's death.

There may be one or more than one Beneficiary in a class.  If one or more persons in the  class die before the Insured, the living members of the class will share the Policy's Death Benefit proceeds equally unless you instruct us otherwise. By Written Notice, you may change a Beneficiary and may designate an Irrevocable Beneficiary. If you designate an Irrevocable Beneficiary it may limit your ability to change that designation in the future or to make other Policy changes.

Cash Value:
It is equal to the Policy Value minus any applicable Surrender Charge.

Code:
The Internal Revenue Code of 1986, as amended, or its successor.

Evidence of Insurability: Information that the Insured provides and is the basis for determining whether we will approve or reinstate this Policy or any additional benefit attached thereto.  This could include underwriting information such as a  medical  exam  and/or  collection   of  current medical information.

Fund: An investment portfolio of Protective Investment Company or  any  other open-  end management investment company or unit investment trust in which  a  Sub-  Account invests.

General Account: The assets of the Company other than those allocated to the Variable Account or another separate account.

Home Office:
2801 Highway 280 South, Birmingham, Alabama, 35223.

Insured: The person shown on the Policy Schedule upon whose life this Policy is issued.

Irrevocable Beneficiary: A Beneficiary whose rights in this Policy are  irrevocable unless the irrevocably designated Beneficiary agrees to such change in writing.

Issue Age: The Insured's age as  of  the  nearest  birthday on the Policy Effective Date.

Issue  Date:  The date the Policy is issued. The Issue Date may be a  later date than  the Policy Effective Date if the initial premium payment  is  received  at  the  Home  Office before the Issue Date.

Loan Account Value:
The Policy Value in the Loan Account.

Monthly Anniversary Day: The same day of the month as the Policy Effective Date. The Monthly Anniversary Day is shown on the Policy Schedule.

Net Asset Value Per Share:   The value per share of any Fund as computed on any Valuation Day as described in the Fund Prospectus.

Net Premium: The amount remaining of each premium payment after deduction of the Premium Expense Charge. The Premium Expense Charge is shown in the Policy Schedule.

Owner:   The person, persons or entity entitled to all rights in this Policy while the Insured is living. These rights are subject to any assignment and to the rights of any Irrevocable Beneficiary. You may name a contingent Owner who will own this Policy if you die while this Policy is in force. If you die before the Insured, any contingent Owner named in the application, or subsequent endorsement, will become the new Owner.  If no contingent Owner is named, your estate becomes the new Owner. You may change the Owner (including a contingent Owner) by Written Notice.

Policy Anniversary:
The same day in each Policy Year as the Policy Effective Date.

Policy Debt:
The sum of all outstanding policy loans plus accrued interest.

Policy Effective Date:    The date shown on the Policy Schedule and on which coverage takes effect. For any increase, decrease, additions, or changes to coverage, the effective date of change shall be the first Monthly Anniversary Day on or following the date the supplemental application is approved by the Company. The Policy Effective Date will never be the 29th, 30th or the 31st of a month.

Policy Value: The sum of the Variable Account Value, the Fixed Account Value and the Loan Account Value. The Policy Value on the Policy Effective Date is the initial Net Premium less the Monthly Deduction for the upcoming month.

Policy Year:
Each period of 12 months commencing with the Policy Effective Date.

Proceeds: The amount payable upon claiming a Death Benefit, requesting a full surrender or a Withdrawal.

Sub-Account:    A separate division of the Variable Account Each Sub-Account invests in a corresponding Fund.

Surrender Value: The Cash Value minus any outstanding Policy Debt at the time of the Surrender.

Unit:
A unit of measurement used to calculate the Sub-Account Values.

Valuation Day: Any day for which the Funds underlying the Sub-Accounts are valued (e.g., Any day the NYSE is open for business).

Valuation Period: The period commencing at the close on any day for which the Funds underlying the Sub-Accounts are valued and ending at the close on the next day that the Funds underlying the Sub-Accounts are valued.

Written Notice and Request: Any information We receive at our Administrative Office which is written, signed and dated by you and is acceptable to us. No change in this Policy is valid unless it is by Written Notice and, unless otherwise specified, will be effective as of the date it is signed. No agent or other person has the authority to change this Policy.  Instructions, requests and assignments are subject to any payment We made and any action We took prior to receiving the Written Notice.

GENERAL PROVISIONS

Commission Standards: This Policy is approved and issued under the authority and standards of the Interstate Insurance Product Regulation Commission (the "Commission"). Any provision of this Policy, as of the Policy Effective Date, that is in conflict with the Commission's standards for this product type is hereby amended to conform to the Commission's standards as of the Policy Effective Date.

Entire Contract: This Policy is a legal contract between you and us.  We entered into this  contract in consideration of  a  complete  application  and  the  payment  of  premiums.  The  Policy, including its  applications,  both  initial  and  supplemental,  all  endorsements,  amendments, riders and Policy Schedule, both initial and supplemental, are consolidated, attached, and constitute the  entire  agreement  between  you  and  us.  Any  changes  made  to the Policy and its terms must be made in writing and approved by our Home Office.

Representations and Contestability: In determining whether to  issue  this  Policy We  relied on  the statements in the application  made  by  and  for  the  Insured.  We  acknowledge  these statements are representations, not warranties.  We have the right to contest the validity of this Policy or resist any claim based on a material misrepresentation in any application.  We  accept  and  make  part  of  this  Policy.  However,  We cannot bring any legal action to contest the validity of this Policy or to resist a claim after the Policy has been in force for two years during the life of the Insured, except for the non-payment of premium.
If We accept an application, requiring evidence of insurability, to change the Policy, add or change a benefit, or reinstate the Policy after it has Lapsed and make the application part of this Policy, We cannot bring any legal action to contest the change, addition or reinstatement after such change, addition or reinstatement has been in force for two years during the life of the Insured, except for the non-payment of premium. The contestability  period for a reinstated Policy is based only on statements made in the reinstatement application, unless the original contestability period has not yet expired.

Error in Age or Gender: Questions in the application concern the Insured's date of birth and gender. If the date of birth or gender given in the application or any application for riders is not correct, the Death Benefit and any benefits provided  under any riders to this Policy will be adjusted to those which would be purchased by the most recent deduction for the cost of insurance and the cost of any benefits provided by such riders, at the correct age and gender.

Assignment: You may  assign your rights under this Policy. However, for  this assignment to be binding on the  Company,  it  must  be  by  Written Notice and with the consent of any Irrevocable Beneficiary.  However,  this Policy may not be assigned where prohibited by law or regulation in the state in which this Policy is delivered. We assume no responsibility for the validity of any assignment and  any  claim under any assignment shall be subject to proof of interest and the extent of assignment. Once We receive a signed copy of the assignment, the Owner's rights  and the interest of any Beneficiary or any other person will be subject to the   assignment. An assignment is subject to any Policy Debt. The effective date for the assignment is the date the assignment is signed, unless otherwise specified by the Owner, subject to payments and actions taken prior to receipt of the assignment.

Suicide Exclusion: If the Insured commits suicide, while sane or insane, within two  years from the Policy Effective Date, our total liability shall be limited  to  the  premium payments made before death, less any Policy Debt and less any Withdrawals. If the Insured commits suicide, while sane or insane, within two years from the effective date of any increase in the Face Amount, our total liability with respect to such increase shall be limited to the sum of the  monthly  Cost  of  Insurance Charges deducted for such increase. We reserve the right to obtain and/or request evidence of the manner and cause of the Insured’s death.

Termination: All coverage under this Policy shall terminate when any one of the following events occurs:

  the Owner requests a full surrender. Surrender will require a return of this Policy.

  the Insured dies and We settle claims for the Death Benefit Proceeds.

  the Policy lapses, as described in the sub-section entitled "Grace Period" under "Premiums" and the sub-section entitled "Loan Account" under "Policy Loans".

  the Death Benefit Proceeds are equal to or less than zero.

  Annual Report: At least once per  year  We  will send  you  a  report  for this  Policy  showing,  as of  the  end  of  the  report  period:  (1)  the  beginning  and  end  dates  of  the  current  report  period; (2) the current Death  Benefit;  (3)  the  current  Policy  Value  and  the  Policy  Value  as  of  the beginning of the reporting period; (4)  the  current  Fixed  Account  Value;  (5)  the  current  Variable Account Value;  (6)  the  current  Loan  Account  Value;  (7)  the  current  Sub-Account  Values; (8) premium payments made since the last report;  (9)  any  Withdrawals  since  the  last  report; (10) any policy loans and accrued interest; (11) the current  Surrender  Value;  (12)  the  Owner's  current  premium  allocations;  (13)  charges  deducted  since  the  last  report;  and  (14)    any other information required by law. A notice will be  included  in  the  Annual  Report  if  the  Policy's Surrender Value will  not  maintain  the  Policy  in  Force  until  the  end  of  the  next  reporting period.

  In addition, We  will provide an  illustrative Report for this Policy at  any time upon  the Owner's Written Request. If you request this information more frequently than annually, We may charge a fee which will not exceed $50.

  Tax Considerations: In order to receive the tax treatment afforded to life insurance contracts, this Policy must qualify at  all  times  as  a  life insurance contract under  the Code. We reserve the right if necessary to prevent this Policy from failing to qualify under Section 7702 of the Internal Revenue Code as a life  insurance contract, to:
    decline to accept a premium payment; or
    decline to process a withdrawal; or
    refund a premium payment, including any earnings thereon, or decrease the face amount.

We also reserve the right, with the Owner's written consent, to make changes to this Policy or to any endorsements or to any riders or to make distributions from this Policy to the extent We consider necessary for this Policy to continue to qualify as a life insurance contract. Such changes will apply uniformly to all affected policies, and We will provide you written notification of such changes.

PREMIUMS

Premium Payment(s): Premium payment(s) are payable in advance at the Administrative Office or to any agent of the Company. Premium payment(s) must be made by check payable to Protective Life Insurance Company or by any other method We deem acceptable. The least amount of premium payment(s) that We will accept is $50 if paid by a monthly pre-authorized payment arrangement; or $150 for any other mode of payment accepted by the Company. Upon request, a receipt for premium payment(s) will be sent.

We reserve the right to refund a premium payment, including any earnings thereon, which:

  in the first Policy Year, causes the Death Benefit to exceed the Initial  Face Amount shown on the Policy Schedule; or

  increases the difference between the Death Benefit and the Policy Value.

We have the right not to accept any premium payment in the event that We  determine that the premium payment will cause this Policy to fail to qualify as a life insurance contract under the Code.

If mandated by law, We may reject a premium payment. We may also provide information about an Owner’s account to a government agency.

No insurance will take effect until the initial premium payment is paid and the health and other conditions of the Insured are determined to be the same as that described in the application on the date this Policy is delivered.

Net Premiums will be allocated to the  Sub-Accounts and the Fixed  Account according to your instructions contained in the application during the Valuation Period in which We  receive them. You may change the allocations in effect at any time by Written Notice.  Allocations must be made in whole percentages and the sum of  allocations must add up to100%.  We reserve the right to establish a limitation on the number of Sub-Accounts to which Net Premiums may be allocated and/or a minimum allocation requirement for the Sub-Accounts and the Fixed Account.

If this Policy is issued in a state where, upon cancellation and within  the cancellation period, the Company returns the premium payment(s) made, We reserve the right to allocate the initial premium payment and any additional premium payments made during the cancellation period to the Fixed Account or Money Market Sub-Account. After the cancellation period, allocations will be made in accordance with your instructions.

Planned Premium Payments: Planned premium is our understanding of your intention regarding premium payments at any particular time. Your initial planned premium amount and mode was communicated to us on the application and is shown in the Policy Schedule. You may change the amount and/or mode of your planned premium by Written Notice. You may choose periodic reminders for the  planned premium on an annual, semiannual or quarterly basis, or may pre-authorize automatic payment of planned premiums from a designated account at your bank or other financial institution.

Our acceptance of your planned premium instructions does not in any way imply or guarantee insurance coverage or any other benefit provided by this Policy will continue. If planned premium payments are discontinued and no subsequent premiums are paid, the insurance coverage will continue until the end of the Grace Period.

If you stop paying premiums, coverage will continue until the Surrender Value is no longer sufficient to cover the Monthly Deductions, subject to the Grace Period provision and all other provisions of the policy. Subject to the limits  described  above, while this Policy is in force, We  will accept premium payment(s) other than the planned premium payments.

Grace Period: Unless this Policy is otherwise continued under the Lapse Protection guarantee, if the Surrender Value on a Monthly Anniversary Day is insufficient to cover the Monthly Deductions due on that Monthly Anniversary Day, this Policy will begin a 61 day Grace Period. The insurance provided by this Policy remains in  effect during the Grace Period. Written notification will be sent to the last known address of the owner and any assignee of record at least 31  days prior to the end  of the Grace period. If  the  Owner does not pay sufficient Net Premiums to cover the current and past due Monthly Deductions by the end of the Grace Period, this Policy will terminate without value. You have the entire Grace Period to make the payment, and if the payment is sent by U.S. Mail, it must be postmarked within the Grace Period. If the Insured dies during the Grace Period, the Death Benefit will be reduced by the amount of the unpaid Monthly Deductions and Policy Debt before We pay or settle the Death Benefit Proceeds.

Reinstatement: If this Policy has terminated at the end of the Grace Period, you may request that it be reinstated during the life of the Insured. We will reinstate this Policy, if We receive:

  the Owner's written request within five years after the end of  the  Grace  Period.

  evidence of insurability, satisfactory to Us,

  payment of Net Premium equal to all Monthly Deductions that Were due and unpaid during the Grace Period, and payment of premium payments at least sufficient to keep this Policy in force for three months (We  may  accept premium payments larger than this amount), and payment of or reinstatement of  any Policy Debt which existed at  the end of  the Grace Period.

The effective date of the reinstatement of the Policy will be the day We approve the reinstatement and all of the above requirements have  been  met.  The  beginning  Policy Value, Surrender Charge and Policy Debt, if any, of the reinstated Policy will be determined based on the Policy Value, Surrender Charge and Policy Debt, if any, as of the date the Policy entered the most recent Grace Period.

DETERMINING FIXED ACCOUNT VALUES

Fixed  Account:  The  Fixed Account  is part of the Company's General Account to which Policy Value may be transferred or Net Premiums allocated under a Policy.

Fixed Account Value: The value of the Fixed Account at any time is equal to:
  All Net Premiums allocated to the Fixed Account; plus

  any Policy Value transferred to the Fixed Account; plus

  any interest credited to the Fixed Account; less

  any Withdrawals including any withdrawal charges deducted or transfers from the Fixed Account including any transfer fees deducted from the Fixed Account; less any Surrender Charges deducted  from  the Fixed Account in the event of a decrease of the Initial Face Amount; less any Policy loans taken from the Fixed Account; less

  all Monthly Deductions taken from the Fixed Account.

Interest Credited: The Company guarantees that the interest credited during the first Policy Year to the initial Net Premiums allocated to the Fixed Account will be at a rate not less than the Initial Annual Effective Interest Rate for the Fixed Account shown on the Policy Schedule.

For subsequent Net Premiums allocated to the Fixed Account or Policy Value transferred to the Fixed Account, the guaranteed interest rate applicable will be the annual effective interest rate in effect on the date We receive the subsequent Net Premium or the date the transfer is made.  Such guaranteed interest rate will apply to such amounts for a twelve-month period which begins on the date the Net Premium is allocated or the date the transfer is made.

After the guaranteed interest rate expires, We will credit interest on the  Fixed Account Value attributable to such Net Premiums and transfers at the current  interest rate in effect. New current interest rates are effective for  such  Fixed  Account Value for 12 months from the time they are first applied. The Initial Annual Effective Interest Rate and the current interest rates the Company will credit are annual effective interest rates of not less than the annual Guaranteed Interest Rate for Fixed Account shown on the Policy Schedule. For purposes of crediting interest, amounts deducted, transferred or withdrawn from the Fixed Account will be  accounted for on a "first-in, first-out" (FIFO) basis.

Interest shall be credited to the Fixed Account on a daily basis.

DETERMINING VARIABLE ACCOUNT VALUES

Variable Account: The Protective Variable Life Separate Account is a separate investment account of the Company  used  to  fund  variable  life  insurance  benefits and to which Policy Value may be transferred or into which Net Premiums may be allocated. The variable benefits under this Policy are provided through the Variable Account. The Variable Account is registered with  the  Securities and Exchange Commission   (the   “SEC”) as a unit investment trust under the Investment Company Act of 1940.

The portion of the assets of the Variable Account equal to the reserves and other contract liabilities of the Variable Account are not chargeable with the liabilities arising out of any other business the Company may conduct. We have the right to transfer to our General Account any assets of the Variable Account which are in excess of such reserves and other liabilities. The assets of the Variable Account are available to cover the liabilities of the General Account of the Company only to the extent that the assets of the Variable Account exceed the liabilities of the Variable Account arising under the policies supported by the Variable Account.

Variable Account Value: The sum of all Sub-Account Values.

Sub-Accounts of the Variable Account:     The assets of the Variable Account are divided into a series of Sub-Accounts that are listed in the current Prospectus the Owner received. Each Sub-Account invests exclusively in shares of a corresponding Fund.  Any amounts of income, dividends, and gains distributed from the shares of a Fund will be reinvested in additional shares of that Fund at its Net Asset Value Per Share.
When permitted by law, We may:

  create new Variable Accounts;

  combine Variable Accounts;

  transfer assets of one Variable Account to another Variable Account;

  add new  Sub-Account to or remove existing Sub-Accounts from the Variable Account or combine Sub-Accounts;

  make new Sub-Accounts or other Sub-Accounts available to such classes of policies as We may determine;

  close certain Sub-Accounts to allocations of premium payments or transfers of  Policy Value.

  add new Funds or remove existing Funds;

  substitute a different Fund for any existing Fund if shares of a Fund are no longer available for investment or if We determine that investment in a Fund is no longer appropriate in light of the purposes of the Variable Account;

  deregister the Variable Account under the Investment Company Act of 1940 if such registration is no longer required;

  operate the Variable Account as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law; and

  make any changes to the Variable Account or its operations as may be required by the Investment Company Act of 1940 or other applicable law or regulations.

The investment policy of the Variable Account will not be changed without approval pursuant to the insurance laws of the Company's state of domicile. If required, approval of or change of investment policy will be filed with the insurance department of the state where this Policy is delivered.

The values and benefits of this Policy provided by  the Variable Account depend on the investment performance of the Funds in which your selected Sub-Accounts are invested. The Company does not guarantee the investment performance of the Funds. The Owner bears the full investment risk for Net Premiums allocated or Policy Value transferred to the Sub-Accounts.

Valuation of  Assets:  Assets of Funds held by each Sub-Account will be valued at their Net Asset Value Per Share on each Valuation Day.   The Prospectus the Owners(s) received for the Funds defines the Net Asset Value Per Share of the Funds and describes each Fund.

Sub-Account   Values:      The Sub-Account Value for any Sub-Account is equal to the number of Units this Policy then has in that Sub-Account, multiplied by the value of  such Units at that  time. Amounts allocated, transferred or added to a Sub-Account are used to purchase Units of that Sub-Account. Units are redeemed when amounts are deducted, transferred, or withdrawn. The number of Units in a Sub-Account at any time is equal to the number of Units purchased minus the number of Units redeemed up to such time.

For each Sub-Account, the Net Premiums allocated to the Sub-Account or Policy Value transferred to the Sub-Account are converted into Units. The number of Units credited is determined by dividing the dollar amount directed to each Sub-Account by the value of  the Unit for that Sub-Account for the Valuation Day on which the Net Premiums allocated to or Policy Value transferred are credited to the Sub- Account. The Unit value at the end of every Valuation Day is the Unit value at the end of the previous Valuation Day times the Net Investment Factor, as described below.

For each Sub-Account, amounts deducted, transferred, or withdrawn from the Sub- Account are converted into Units. The number of Units debited is determined by dividing the dollar amount directed from each Sub-Account by the value of the Unit for that Sub-Account for  the  Valuation Day on which the amount deducted, transferred, or withdrawn is debited from the  Sub-Account. The Unit value at  the end of every Valuation Day is the Unit value at the end of the previous Valuation Day times the Net Investment Factor, as described below.

Net Investment Factor: The Unit value for each Sub-Account for any Valuation Period is determined by the Net Investment Factor. The Net Investment Factor is an index applied to measure the investment performance of a Sub-Account from  one Valuation Period to the next. The Net Investment Factor for a Sub-Account for any Valuation Period is determined by dividing (1) by (2) where is the result of:
    the Net Asset Value Per Share of the Fund held in the Sub-Account, determined at the end of the current Valuation Period; plus the per share amount of any dividend or capital gain distributions made by the Fund to the Sub-Account, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus a per share charge or credit for any taxes reserved for, which is determined by the Company to have resulted from the operations of the Sub-Account.

  is the Net Asset Value Per Share of the Fund held in the Sub-Account, determined at the end of the last Valuation Period.

ADDITIONAL PROVISIONS FOR DETERMINING VALUES

Transfers: On or after the later of thirty days after the Policy Effective Date or six days after the thirty-day cancellation period,  or such other period as required by law, you may, by Written Notice, transfer the Fixed Account Value or any Sub-  Account Value to other Sub-Accounts and/or the Fixed Account. The transfer will be effected as of the Valuation Period during which We receive your Written Notice.

The amount of each transfer must be at least $100, or if the value in an account is less, the entire amount. If, after the transfer, the amount remaining in the Fixed Account or Sub-Account(s) from which the transfer is made is less than $100, We reserve the right to transfer the entire amount instead of the requested amount. We reserve the right to limit the maximum amount which may be transferred from the Fixed Account in any Policy Year.  This maximum is currently the greater of $2500 or 25% of the Fixed Account Value.

The Policy Value on the effective date of  the transfer will not be  affected except to the extent of the transfer fee.  We  reserve the right to limit transfer requests to no more than 12 per Policy Year. For each additional transfer request over 12 during each Policy Year, We reserve the right to charge a transfer fee indicated on the Policy Schedule, which will be deducted from the amount being transferred.

We reserve the right, at any time and without prior notice, to terminate, suspend or modify the transfer privileges described above.

We reserve the right to provide to a Fund information about Owners and their trading activities involving the Fund’s portfolio(s) that We deem necessary to:

  deter fraud or violations of our operating rules or the operating rules of a Fund; and
  as required to comply with applicable state and federal law.

Deductions from the Policy Value: Monthly Deductions, Other Deductions and Surrender Charges are described on the Policy Schedule.

Net Amount at Risk:  The Net Amount at Risk as of any Monthly Anniversary Day is equal to:

  the Death Benefit discounted at one plus the monthly guaranteed interest rate minus the Policy Value (prior to deducting the Cost of Insurance),  if the Death Benefit Option is Death Benefit Option A (Level Death Benefit); or,

  the sum of the Death Benefit less the Policy Value (prior to deducting the Cost of Insurance) is discounted at one plus the monthly guaranteed interest rate, if the Death Benefit Option is Death Benefit Option B (Increasing Death Benefit).

The cost of insurance charge for each increment of Face Amount is calculated separately to the extent a different cost of insurance rate applies. Because the Net Amount at Risk for Death Benefit Option A is equal to the Death Benefit less Policy Value, the entire Policy Value is applied first to offset the Death Benefit derived from the Initial Face Amount. Only if the Policy Value exceeds the Initial  Face Amount is  the excess applied to  offset the portion of  the Death Benefit derived  from increases in Face Amount in the order of the increases. If there is a decrease   in Face Amount after an increase, the decrease is applied first to  decrease  any prior increases in Face Amount, starting with the most recent increase.

Cost of Insurance Charge: The monthly Cost of Insurance Charge is computed at the beginning of each policy month by multiplying the Net Amount at Risk (divided by
$1,000) by the Cost of Insurance Rate. The Cost of Insurance Charge is computed separately for the Initial Face Amount and for each increase in Face Amount.

Cost of Insurance Rates: The monthly Cost of Insurance Rate is based on the sex, Issue Age, duration and rate class of the Insured and on the number of years that a Policy has been in force. For each Face Amount increase, We will use the  Issue Age, sex, and rate class of the Insured and duration of this Policy at the time of the request. We will determine monthly cost of insurance rates, based on our expectations as to future investment earnings, mortality, persistency, taxes, expenses and other relevant factors.

Any change in the monthly Cost of Insurance Rates will be by class and based on expectations of future investment earnings, mortality, persistency, taxes, expenses and other relevant factors. However, the Cost of Insurance Rates will never be greater than those shown in the Guaranteed Maximum Monthly Cost of Insurance Rates Table on the Policy Schedule.

Changes in Policy Cost Factors: Changes in non-guaranteed credited rates, Cost of Insurance Charge rates, Mortality and Expense Risk Charge rates, administration charge rates, or expense charge rates, if any, will be by  class and will be  based  upon changes in future expectations of such factors as investment earnings, mortality, persistency, expenses, and taxes.

Minimum Values: The values and benefits of this Policy will not be less  than  the minimum benefits required by the National Association of Insurance Commissioners Variable Life Insurance Regulation, model #270 using Actuarial Guideline XXIV. The method of computing minimum required values  has been  filed with  the Interstate Insurance Product Regulation Commission.

Continuation of Insurance: If this Policy is in force on the  date that the  Insured  attains age 121, no additional premium payments will be accepted and the Monthly Deduction will cease. The Policy will remain in force.  Interest will continue to accrue on the Policy Value and on the Policy Debt, if any.  Your ability to take partial withdrawals or loans and to repay Policy Debt continue.

Upon the death of the Insured, We will calculate and pay the Death Benefit Proceeds as described in the "DEATH BENEFIT" section of this Policy.

If the Policy remains in force after the date that the Insured attains the Age 121,  this Policy may not qualify as life insurance under the Code.  If you choose to continue the Policy under this provision, you should consult your personal tax advisor, as there may be adverse tax consequences.

ACCESSING POLICY VALUES

Right to Make Loans/Policy Debt:   A loan can be made prior to the Insured's death and while the Policy is in force and the Policy has Surrender Value greater than zero.  A loan can be a standard loan or a carryover loan. After the first Policy Anniversary, standard loans can be made on the Policy. However, the Policy must  be  properly  assigned to the Company before any policy loan is made.  No other collateral is needed. Any policy loan must be for at least a minimum loan amount of  $500.  The Company may delay making any policy loan from the Fixed  Account  for  up  to  six  months. The Company refers to all outstanding loans plus  accrued  interest  as  Policy Debt. The most the Owner can borrow is an amount that equals 90% of the Cash Value of the Policy, and this amount is reduced by any Policy Debt on the date the loan request is received.

Carryover Loan: An initial carryover loan is a loan on the Policy the amount of which must (a) be transferred from another policy that is exchanged for the Policy such that the exchange qualifies under Section 1035 of the Internal Revenue Code, as amended, or its successor and (b) be approved by the Company. Additional carryover loans are loans on the Policy made to cover carryover loan interest.

Standard Loan: A standard loan is any loan that is not a carryover loan.

Interest: The maximum interest charged on standard and carryover loans is at an effective annual rate shown on the  Policy  Schedule.  Interest will accrue daily on any outstanding loan and  is considered part of Policy Debt. Interest payments are   due for the prior Policy Year  on  each  Policy Anniversary. If interest on  a  standard loan is not paid when due, it will  be  added  to the standard loan portion of the Policy Debt and will bear interest at  the  rate payable on a standard loan. If interest on a carryover loan is not paid when due, it will  be  added  to  the  carryover  loan portion of the Policy Debt and will bear interest at the  rate payable on a carryover  loan. Interest is charged in arrears from the  date of the policy loan. The Company will set such rate and may redetermine it at  any  time. Any change in rate will apply to the Policy Year which follows the date of redetermination.

Collateral: When a policy loan is made, an amount sufficient to secure the policy loan is transferred out of the Sub-Account(s) and the Fixed Account and into the Policy's Loan Account. The Owner can specify, on a standard loan, how to allocate the amount to be transferred to the Loan Account as collateral from among the Sub- Account(s) and the Fixed  Account. If  an  allocation is not specified, the amount will be allocated in the same proportion that the value of the Owner's Fixed Account and the value of the Owner's Sub-Account(s) bear  to  the total Unloaned Policy Value on  the date the policy loan is made.   An  amount  equal  to  any  unpaid  policy  loan  interest will also be transferred on each Policy Anniversary to the Loan Account.  The Company will allocate the unpaid interest based on  the  proportion that  the value of the Owner's Fixed Account and  the value of the Owner's Sub-Account(s) bear to the total Unloaned Policy Value. The Loan Account Value will be recalculated  (1) when Policy interest is added to the amount of the loan, (2)  when a loan repayment is made, or (3) when a new policy loan is made. The Company will credit the Loan Account with interest at an effective annual rate of not less than  the  Guaranteed Interest Rate for the Fixed Account shown on the Policy Schedule. The Company will  set such rate and may redetermine it at any time. On each Policy Anniversary, the interest earned on the Loan Account since the preceding Policy Anniversary will be transferred to the  Sub-Account(s) and the Fixed Account. The interest will be transferred to the Sub-Account(s) and the Fixed Account in the same proportion that premium payments are allocated. If the Loan Account Value exceeds the Cash Value, the Owner must pay the excess. The Company will send the Owner a notice of the amount the Owner must pay. This amount must be paid  within  31  days  after  the  notice is sent, or the Policy will Lapse. The Company will send the notice to the Owner and to any assignee of record.

Repaying Policy Debt: Policy Debt can be  repaid in  part or  in  full any time prior to  the Insured’s death and while the Policy is  in  force. After  the  Policy Effective Date,  any Policy Debt repayment will first reduce the standard loan portion of the Policy Debt until all standard loan Policy Debt has been repaid.  After  the  standard  loan Policy Debt has been repaid, any Policy Debt  repayment will reduce  the  carryover  loan portion of the Policy Debt. When a loan repayment  is made, Policy Value in the Loan Account in an amount equal to that payment will be transferred to the Sub-Account(s) and the Fixed Account. The Owner may tell the Company how to allocate this transfer among the Sub-Account(s) and the  Fixed Account. If no  allocation is specified, the Company will allocate that amount among the Sub-  Account(s) and the Fixed Account in the same proportion that premium payments are allocated.

Surrenders: Prior to the Insured's death, and while this Policy is in force, you may surrender this Policy, by Written Request, for its Surrender Value.  The surrender will be effective as of the Valuation Period during which We receive your Written Notice. If this Policy is surrendered, any applicable Surrender Charge as described on the Policy Schedule will be imposed. Once the surrender is effective, all benefits provided by this Policy cease and this Policy cannot be reinstated.

Withdrawals: After the first Policy Year, you may make a Written  Request  for a Withdrawal, subject to certain restrictions. The minimum Withdrawal request is $500.  The maximum Withdrawal request may be for an amount less than the Surrender Value.  The Sub-Account Value(s) and Fixed Account Value will be reduced by the amount withdrawn (the amount withdrawn will equal the amount requested plus the partial Surrender and withdrawal charges as described on the Policy Schedule) as of the Valuation Period during which  We receive your Written Notice. You may specify how the Withdrawal, partial surrender charge and withdrawal charge are to be deducted from the Sub-Account Value(s) and Fixed Account Value.  If you do not specify an allocation,  We will allocate the withdrawal, the partial surrender charge and withdrawal charge based on the proportion that the value in the Fixed Account and the value in the Sub-Accounts bear to the un-loaned Policy Value.

We reserve the right to reduce the Face Amount of this Policy by the amount of the Withdrawal (excluding the partial surrender charge and withdrawal charge). Face Amount reductions will be  effective at  the  same  time as the  Withdrawal. The order of Face Amount reductions will be as provided in the provision "Decreasing  the Face Amount". There may be a partial Surrender Charge, as described on the Policy Schedule, for a Face Amount reduction resulting from a Withdrawal.

We may decline a Withdrawal request if the remaining Face Amount would be below the Minimum Face Amount shown on the Policy Schedule; or We determine that the Withdrawal would cause this Policy to fail to qualify as a life insurance contract under the Code.

Suspension or Delay in Payment: We have the right to suspend or delay the date of payment of a Withdrawal, Loan, Surrender, or the variable Death Benefit Proceeds for any period:
  when the New York Stock Exchange is closed; or
  when an emergency exists (as determined by the SEC) as a result of which (a)  the disposal of securities in the Variable Account is not reasonably practicable; or (b) it is not reasonably practicable to determine fairly the value of the net assets of the Variable Account; or
  as the SEC may permit by order.

  Provided, however this provision shall not apply to withdrawals and/or loans requested to make premium payments.

  Pursuant to SEC rules, if the Money Market Fund suspends payment of redemption proceeds in connection with the liquidation of the Fund, We will delay a transfer or payment of any Withdrawal, Surrender or Death Benefit Proceeds from the Money Market Sub-Account until the Fund is liquidated. In addition, pursuant to SEC rules,  if the Money Market Fund suspends the payment of redemption proceeds in connection with the implementation of liquidity gates by such Fund, We will delay a transfer or payment of any Withdrawal, Surrender or Death Benefit Proceeds from the Money Market Sub-Account until the removal of such liquidity gates.

  In addition, We may defer payment, provided such payments are based  on  Policy Values which do not depend on  the  investment experiences of the Variable Account of any Withdrawal, Surrender or the making of  a  Policy loan for up to six (6) months after a Written Request is received. If We delay payment of surrender benefits under this Policy, We will pay interest at the rate specified under applicable state law as required, if any, at the time of the request.

  If mandated under applicable law, We may be required to block the Owner’s account and thereby refuse to pay any request for transfer, Surrender, Withdrawal, loans or payment of Death Benefit Proceeds or payment under a Settlement Option, until instructions are received from the appropriate regulator. We  also may be required  to provide information about the Owner and his/her account to government regulators.

  DEATH BENEFIT

  Death Benefit: A Death Benefit is payable when We receive a properly completed claim form and due proof of the death of the Insured while this Policy was in force.  Due proof of death includes a certified copy of the death certificate (or other lawful evidence providing equivalent information) and proof of the interest of the claimant in the Proceeds.

  The Death Benefit Proceeds will  be  determined as of the date of the Insured's death and will be equal to the Death Benefit provided by the Death Benefit Option selected plus any additional benefits due under riders attached to this Policy.  Policy Debt, and any unpaid Monthly Deductions from a death during a Grace Period, will be deducted from the Death Benefit Proceeds.

  Death Benefit Options:

  Death Benefit Option A (Level Death Benefit):

  The Death Benefit will be the greater of:
    the Face Amount of insurance on the Insured's date of death; or
    a specified percentage of the Policy Value on the date of the Insured's death  as indicated on the Table of Death Benefit Factors, shown on the Policy Schedule.

Death Benefit Option B (Increasing Death Benefit) The Death Benefit will be the greater of:
  the Face Amount of insurance on the Insured’s date of death plus the Policy Value on  such  date; or

  a specified percentage of the Policy Value on the date of the Insured’s death as indicated on the Table of Death Benefit Factors, shown on the Policy Schedule.

Payment of Death Benefit Proceeds: We will pay the Death Benefit Proceeds to the Beneficiary in a lump sum, unless a Settlement Option has been selected. If  the Primary or Contingent Beneficiary is not living, or if no Beneficiary has been designated, We will pay the Owner or Owner's estate.

Interest on Death Benefit  Proceeds:  Interest on Death Benefit Proceeds is payable from the  date of death at the rate applicable to proceeds of life insurance left on deposit  with  the  Company. Additional interest at an annual rate of 10% will be paid beginning on the 31st calendar day from the latest of the following, to the date the Proceeds are paid:

  The date We receive due proof of death;

  The date We receive sufficient information to determine our liability, the extent of  that liability, if any, and to identify the payee legally entitled to the Proceeds; or,

  The date We are provided with sufficient evidence that all legal impediments to the payment of Proceeds dependent on parties other than the Company have been resolved.

Settlement Options: Depending on the needs of the Beneficiary, a selection of Settlement Options may be available. Settlement Options are used  to distribute Proceeds over a period of time rather than paying them in a lump sum.   Proceeds from the Death Benefit and Full Surrenders may be applied to a Settlement Option. You may select or change a Settlement  Option  from those available while this Policy is in force and prior  to the death of the Insured. If you do not select a Settlement Option, the Beneficiary may select a Settlement Option from among those available at that time, or may take the amount due immediately in a lump sum.

CHANGING THIS POLICY

You may request, by Written Notice, any one of the following  changes  subject  to certain conditions. We will send you a supplemental Policy Schedule or other acknowledgment to amend or endorse the Policy change and shows its effective date.

Increasing the Face Amount: On or after the first Policy Anniversary, you may submit a supplemental application for an increase in Face Amount. We reserve the right to require satisfactory proof of insurability. The  Insured's current Attained Age must be less than the maximum Issue Age. The amount of any increase must be at least $10,000.
Any increase approved by the Company will be effective on the effective date shown on the supplemental Policy Schedule which will be issued and attached to the Policy and will be subject to monthly cost of insurance deductions for the increase from the Policy Value of this Policy.

Additional premium payments may be required in connection with an  increase in  Face Amount. We will notify you if additional premium payments are required and specify the premium payments required on the supplemental Policy Schedule.
The cancellation provision on the cover of this  Policy  applies  equally  to  any  increase in Face Amount. However, if an increase is cancelled under this provision and no additional premium payments were required in order to increase the Face Amount, only  the  first  monthly cost of insurance deduction and the administration fee for the increase in Face Amount will be credited back to the Sub-Accounts and Fixed Account in the proportion that each Sub-Account Value and the Fixed Account Value bears to the un-loaned Policy Value.

Decreasing the Face Amount: On or after the third Policy Anniversary you may request in writing a decrease in Face Amount subject to the following rules. Any  decrease will go into effect on the Monthly Anniversary Day that falls on or next following the date We approve the Written Request for change. The decrease will  first be applied against increases in Face Amount in the reverse order in which they occurred. It will then be applied against the Initial Face Amount. We reserve the right to prohibit any elected decrease for the three years following an increase in Face Amount, and for one Policy Year following the last elected decrease in Face Amount.

The Face Amount remaining in effect after any decrease cannot be less than the Minimum Face Amount shown on the Policy Schedule. Decreasing the Face Amount may result in lower Monthly Deductions or a refund in premiums and earnings thereon. Decreasing the Initial Face Amount may result in a Surrender Charge, as described in the Policy Schedule. We reserve the right to refuse a decrease in Face Amount if such decrease would cause this Policy to fail to qualify as a life insurance contract under the Code.

Changing the Death Benefit Option: On or after the first Policy Anniversary, You may request in writing a change in the Death Benefit  Option.  The  change  will  go  into  effect on the Monthly Anniversary Day that falls on or next following the date.  We approve the written request for change. If You request a change from Death Benefit Option B to Death Benefit Option A, the Face Amount will be increased to equal the Death Benefit on the effective date  of  change.  There  will  be  no  administration  charge for a Face Amount increase resulting from a Death  Benefit Option change. If  the Owner requests a  change from Death Benefit Option A to Death Benefit Option B,  the Face Amount will be decreased so  that it equals the Death Benefit less the Policy Value on the date of the  change.  There will be no surrender charge for a Face Amount reduction resulting from a Death Benefit Option change. We reserve the right to require satisfactory proof of insurability before permitting a change in Death Benefit options that increases the Net Amount at Risk.

Change Approval: All changes must be approved by the Home Office. No agent has the  authority to make any changes or waive any of the terms of this Policy.

THIS PAGE INTENTIONALLY LEFT BLANK

READ  THE  CONTRACT CAREFULLY
THIS POLICY IS A LEGAL CONTRACT BETWEEN THE OWNER AND THE COMPANY INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY NON-DIVIDEND  PAYING

POLICY  SCHEDULE

POLICY NUMBER:
[SPECIMEN]
POLICY EFFECTIVE DATE:
[JANUARY 30, 2023]
INSURED:
[JOHN Q. DOE]
POLICY ISSUE DATE:
[JANUARY 30, 2023]
AGE:
[35]
INITIAL FACE AMOUNT:
$[100,000]
GENDER CLASS:
[MALE]
INITIAL PREMIUM PAYMENT: $[46.58]
MONTHLY ANNIVERSARY DAY:
[1]
RATE  CLASS: [STANDARD NON-TOBACCO]
DEATH BENEFIT OPTION:
[LEVEL]
MINIMUM MONTHLY GUARANTEE AMOUNT: $[27.42]
PLANNED PREMIUM PAYMENT:
$[46.58] [PAYABLE MONTHLY BY PRE-AUTHORIZED CHECK] OWNER:
[JOHN Q. DOE]

STATE DEPARTMENT OF INSURANCE: [ALABAMA-WYOMING]
PHONE: [###-###-####]

[FORM NUMBER

SCHEDULE OF ADDITIONAL
BENEFITS

MONTHLY CHARGE DURING FIRST YEAR]

[JOHN DOE INFORMATION TO LIST ANY ADDITIONAL BENEFITS/RIDERS
ISSUED  WITH POLICY]

*************************************************************************************************             THIS POLICY PROVIDES LIFE INSURANCE COVERAGE ON  THE  INSURED  UNTIL  TERMINATION, SUBJECT TO THE TERMS OF THIS POLICY. THERE MAY BE LITTLE OR NO SURRENDER  VALUE  PAYABLE ON CONTRACT TERMINATION.

BASIS  OF COMPUTATIONS

MAXIMUM COST OF INSURANCE RATES ARE BASED ON THE 2017 COMMISSIONER'S STANDARD ORDINARY (CSO)SMOKER DISTINCT, MALE  OR  FEMALE  MORTALITY  TABLE  (AGE  NEAREST BIRTHDAY) AND THE RATE CLASS OF THE INSURED. FOR THE JUVENILE CLASS, THE 2017 CSO COMPOSITE, MALE OR FEMALE (AGE NEAREST BIRTHDAY) IS USED.

GUARANTEED INTEREST RATE FOR FIXED ACCOUNT: 1% ANNUALLY (.0830% MONTHLY) (.0027% DAILY)
INITIAL ANNUAL EFFECTIVE INTEREST RATE FOR FIXED ACCOUNT: 3.00%
MAXIMUM  LOAN INTEREST RATE:
5% YEARS 1-10
-
3.25% YEARS 11+
MAXIMUM CARRY OVER LOAN RATE (Applicable to loan balances transferred under Section 1035 of the Code):
5% YEARS 1-10 – 3.25% YEARS 11+
LAPSE PROTECTION PERIOD: [15] YEARS MINIMUM FACE AMOUNT: $100,000

POLICY  SCHEDULE (continued)

Policy Value Credit Percentage: On a monthly basis, following the [6th] Policy Anniversary, we may credit an amount equal to [0.021]% ([0.252]% annualized) of the un-loaned Policy Value up to attained age 100 of the Insured. After attained age 100 of the Insured, the  Policy Value Credit Percentage will be equal to [0]% ([0]% annualized) of the un-loaned Policy Value. The Policy Value Credit is not guaranteed.
DEDUCTION FROM PREMIUM PAYMENTS

Premium Expense Charge. A maximum Premium Expense Charge of [3.5]% will be deducted from each premium payment. The Company reserves the right to charge less than  the  maximum  charge.

MONTHLY  DEDUCTIONS

Beginning as of the Policy Effective Date and continuing on each Monthly Anniversary Day thereafter, the Company will deduct the charges listed below. With the exception of the  Mortality and Expense Risk Charge, each charge will reduce the Sub-Account Value(s) and the Fixed Account Value in the proportion that each Sub-Account Value and the Fixed Account Value bears to the Un-loaned Policy Value. The Mortality and Expense Risk Charge will reduce only the Sub-Account Value(s).

Administration Charge. The monthly Administration Charge is $[8].
Administration Charge for Initial Face Amount. The maximum monthly Administration Charge for Initial Face Amount is equal to $[.17]  per every $1,000 of Initial Face Amount in Policy Years 1 through 10. This charge is not assessed after the 10th Policy Year.

The Company reserves the right to charge less than the maximum charge.

Administration Charge for Increase in Face Amount. The monthly Administration Charge for Increase in Face Amount is $[.71] per every $1,000 of increase in Face Amount. This monthly charge applies during the twelve-month period following the effective date of each increase in Face Amount.
Charge For Benefits Under Riders. The Company will deduct a monthly charge for any riders.
Cost of Insurance Charge. The Company will deduct a monthly Cost of Insurance Charge. This charge varies and is calculated in accordance with the policy provisions. See the Cost of Insurance section of this Policy for details. The Maximum Monthly Cost of Insurance Rates are set forth in the table on the following page.

Mortality and Expense Risk Charge. The maximum monthly Mortality and Expense Risk Charge is equal to [.05]% multiplied by the Variable  Account Value, which  is equivalent to an  annual  rate of [.60]% of such amount. The Company reserves the right to charge less than the maximum charge.

OTHER  DEDUCTIONS

Withdrawal Charge. A Withdrawal Charge equal to the lesser of: (a) 2% of the amount withdrawn; or (b) $25 is deducted from the Fixed Account and Variable Account Value(s) whenever you make a Withdrawal.   See the Surrenders and Withdrawals section of this Policy for additional details.

Transfer Fee. A $25 charge may be deducted from the Fixed Account and Variable Account Value(s) being transferred for each transfer request in excess of 12 during a Policy Year.   See the Variable Account section of this Policy for additional details.
Surrender Charges:
Surrender Charges are not applicable to this Policy.

POLICY  SCHEDULE (continued)

GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1,000 OF NET AMOUNT AT RISK

AGE	RATE	AGE	RATE	AGE	RATE	AGE	RATE	AGE	RATE
[0		[25		[50	[0.188	[75	[2.020	[100	[29.341
1		26		51	0.202	76	2.277	101	31.206
2		27		52	0.219	77	2.559	102	33.067
3		28		53	0.240	78	2.872	103	34.888
4		29		54	0.262	79	3.228	104	36.638
5		30		55	0.283	80	3.640	105	38.280
6		31		56	0.303	81	4.122	106	39.786
7		32		57	0.323	82	4.661	107	41.943
8		33		58	0.343	83	5.288	108	44.218
9		34		59	0.366	84	6.016	109	46.616
10		35	[0.075	60	0.395	85	6.862	110	49.143
11		36	0.088	61	0.434	86	7.841	111	51.808
12		37	0.098	62	0.483	87	8.968	112	54.618
13		38	0.108	63	0.537	88	10.242	113	57.580
14		39	0.114	64	0.598	89	11.624	114	60.703
15		40	0.119	65	0.663	90	13.098	115	63.995
16		41	0.126	66	0.734	91	14.613	116	67.465
17		42	0.134	67	0.810	92	16.127	117	71.123
18		43	0.142	68	0.894	93	17.624	118	74.981
19		44	0.149	69	0.989	94	19.030	119	79.047
20		45	0.153	70	1.101	95	20.283	120	83.333
21		46	0.159	71	1.233	96	21.869	121+]	0.000]
22		47	0.164	72	1.392	97	23.558
23		48	0.171	73	1.576	98	25.393
24]		49]	0.178]	74]	1.786]	99]	27.333]

POLICY  SCHEDULE (continued)
TABLE  OF  DEATH  BENEFIT FACTORS

Attained Age Percentage	Attained Age Percentage	Attained Age Percentage
[0-40 250% 41 243% 42 236% 43 229% 44 222% 45 215% 46 209% 47 203% 48 197% 49 191% 50 185% 51 178% 52 171% 53 164%]	[54 157% 55 150% 56 146% 57 142% 58 138% 59 134% 60 130% 61 128% 62 126% 63 124% 64 122% 65 120% 66 119% 67 118%]	[68 117% 69 116% 70 115% 71 113% 72 111% 73 109% 74 107% 75-90 105% 91 104% 92 103% 93 102% 94 101% 95+ 100%]

ALLOCATION OF PREMIUM PAYMENTS:

[Protective Variable Life Separate Account Sub-Accounts:
Fidelity VIP Investment Grade Bond	50.00%
Lord Abbot Series Bond Debenture	20.00%
Goldman Sachs VIT Strategic Growth	30.00%

Protective Life General Account:
Fixed Account
0.00%]